Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205024) and on Form S-3 (No. 333-238803) of Paramount Gold Nevada Corp. of our auditor’s report dated September 17, 2021 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. as at June 30, 2021 and for each of the years in the two year period ended June 30, 2021, as included in Annual Report on Form 10-K of Paramount Gold Nevada Corp. for the year ended June 30, 2021, as filed with SEC.

Yours truly,

MNP LLP

Vancouver, Canada September 17, 2021